Exhibit 99.1

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CELGENE CORPORATION ELECTS JULIA A. HALLER, M.D., TO ITS BOARD OF DIRECTORS

SUMMIT, NJ – (October 16, 2015) – Celgene Corporation (NASDAQ: CELG) today announced the election of Julia A. Haller, M.D., to its Board of Directors. Dr. Haller is Ophthalmologist-in-Chief of the Wills Eye Hospital in Philadelphia, PA where she holds the William Tasman, M.D. Endowed Chair. She serves as Professor and Chair of the Department of Ophthalmology at Jefferson Medical College of Thomas Jefferson University and Thomas Jefferson University Hospitals, and is Co-Director of the Wills Vision Research Center at Jefferson.

In 1986, Dr. Haller served as the first female Chief Resident at the Wilmer Eye Institute at Johns Hopkins and later joined the Johns Hopkins faculty. She was named the inaugural Katharine Graham Professor of Ophthalmology in 2002, and the inaugural Robert Bond Welch, M.D. Professor of Ophthalmology in 2006. In 2007, Dr. Haller assumed leadership of Wills Eye Hospital.

Dr. Haller, one of the world’s most renowned retina surgeons and clinician-scientists, has received numerous academic and professional honors and awards and has published over 300 scientific articles and book chapters. Dr. Haller, who has been closely involved in the early stage development of many new vision therapies and surgical procedures, received her A.B. from Princeton University magna cum laude and her M.D. from Harvard Medical School. She is a member of numerous international scientific advisory boards and data and safety monitoring committees, is a past member of the Board of Trustees of Princeton University and has served as a consultant to Walter Reed Army Medical Center and The Children’s Hospital of Philadelphia.

“Julia is a world-renowned doctor and recognized leader in the medical community,” said Bob Hugin, Chairman and CEO of Celgene Corporation. “Her scientific expertise and significant experience in healthcare will help guide the execution of our strategic vision.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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